As filed with the Securities and Exchange Commission on May 5, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ATMOS ENERGY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Texas and Virginia	75-1743247
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1800 Three Lincoln Centre
5430 LBJ Freeway
Dallas, Texas 75240
(Address of Principal Executive Offices and Zip Code)

Atmos Energy Corporation
Retirement Savings Plan and Trust
(Full Title of the Plan)

Phillip L. Allbritten, Associate General Counsel
and Assistant Corporate Secretary
Atmos Energy Corporation
1800 Three Lincoln Centre
5430 LBJ Freeway
Dallas, Texas 75240
(972) 934-9227
(Name, Address and Telephone Number, including Area Code of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and an “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common stock, no par value ............	2,000,000	$ 80.89 per share	$161,780,000	$18,751

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement covers, in addition to the number of shares of common stock, no par value, stated above, such additional shares as may be issued as a result of the antidilution provisions of the registrant’s Retirement Savings Plan and Trust.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 (subsections (c) and (h)) under the Securities Act of 1933 on the basis of the average of the high and low prices of the registrant’s common stock as reported by the New York Stock Exchange on May 1, 2017.

PART I

The information specified in Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended, and the note to Part I of Form S-8. The documents containing the information specified in Part I have been delivered to the participants in the Retirement Savings Plan and Trust (the “Plan”) covered by this Registration Statement, as required by Rule 428(b)(1). Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II herein, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by Atmos Energy Corporation (“Atmos Energy”) or the Plan are incorporated by reference, as of their respective dates, in this registration statement:

(1)	Our annual report on Form 10-K for the fiscal year ended September 30, 2016;

(2)	Our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2016;

(3)	Our quarterly report on Form 10-Q for the fiscal quarter and six month period ended March 31, 2017;

(4)
Our current reports on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on October 11, 2016, October 28, 2016, October 31, 2016 (Item 1.01 and Exhibit 2.1 of Item 9.01 only), November 9, 2016 (Item 5.02 and Exhibit 99.2 of Item 9.01 only), January 19, 2017, February 10, 2017, March 28, 2017 and April 12, 2017;

(5)
The following pages and captioned text contained in our definitive proxy statement for the annual meeting of shareholders on February 8, 2017 and incorporated into our annual report on Form 10-K: pages 7 through 11 under the captions “Corporate Governance and Other Board Matters - Independence of Directors” and “- Related Person Transactions;” pages 13 to 16 under the captions “Corporate Governance and Other Board Matters - Committees of the Board of Directors,” “- Independence of Audit Committee Members, Financial Literacy and Audit Committee Financial Experts,” and “- Other Board and Board Committee Matters - Human Resources Committee Interlocks and Insider Participation;” page 18 through 24 under the caption “Proposal One - Election of Directors - Nominees for Director;” pages 25 through 28 under the caption “Director Compensation;” pages 29 to 31 under the caption “Beneficial Ownership of Common Stock;” page 32 under the caption “Proposal Two - Ratification of Appointment of Independent Registered Public Accounting Firm - Audit Committee Pre-Approval Policy;” page 35 under the caption “Human Resources Committee Report;” pages 36 through 50 under the caption “Compensation Discussion and Analysis;” and pages 50 to 66 under the caption “Named Executive Officer Compensation;”

(6)
The description of Atmos Energy’s common stock contained in Atmos Energy’s Current Report on Form 8-K filed with the Commission on March 28, 2017, and any document filed that updates that description; and

(7)	The Plan’s Annual Report on Form 11-K for the year ended December 31, 2015.
In addition, all documents subsequently filed by Atmos Energy and the Plan pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 5. Interests of Named Experts and Counsel.
Phillip L. Allbritten, who has delivered to Atmos Energy a legal opinion regarding the validity of the shares of common stock registered pursuant to this registration statement, is Associate General Counsel and Assistant Corporate Secretary of Atmos Energy. Mr. Allbritten owns a total of 288 shares of common stock under the Plan, a portion of which Mr. Allbritten purchased with matching contributions from Atmos Energy in connection with his employment at Atmos Energy. Mr. Allbritten will continue to receive matching contributions from Atmos Energy to purchase shares of common stock under the Plan as long as he is employed by Atmos Energy.
Item 6. Indemnification of Directors and Officers.
The Texas Business Organizations Code and the Virginia Stock Corporation Act permit, and in some cases require, corporations to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against judgments, penalties, including excise and similar taxes, fines, settlements and reasonable expenses under certain circumstances. Article IX of our articles of incorporation and Article IX of our bylaws provide for indemnification of judgments, penalties, including excise and similar taxes, fines, settlements and reasonable expenses, including attorneys’ fees, and the advance payment or reimbursement of such reasonable expenses to directors and officers to the fullest extent permitted by law.
As authorized by Section 8.101 of the Texas Business Organizations Code and Section 13.1-697 of the Virginia Stock Corporation Act, each of our directors and officers may be indemnified by us against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which he is involved by reason of the fact that he is or was a director or officer of ours if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In each case, such indemnity shall be to the fullest extent authorized by the Texas Business Organizations Code and the Virginia Stock Corporation Act. If the director or officer is found liable for willful or intentional misconduct in the performance of his duty to us, then indemnification will not be made.
Article X of our articles of incorporation provides that no director shall be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty as a director except for liability:

•	for any breach of duty of loyalty to us or our shareholders,

•	for an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law,

•	for a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office,

•	for an act or omission for which the liability of a director is expressly provided by statute, or

•	for an act related to an unlawful stock repurchase or payment of a dividend.
In addition, Article IX of our articles of incorporation and Article IX of our bylaws require us to indemnify to the fullest extent authorized by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director or officer of ours or serves or served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of any other enterprise.

We maintain an officers’ and directors’ liability insurance policy insuring officers and directors against certain liabilities, including liabilities under the Securities Act of 1933. The effect of such policy is to indemnify such officers and directors against losses incurred by them while acting in such capacities.

Item 8. Exhibits.
See the Index to Exhibits attached to this registration statement and incorporated herein by reference.

Item 9. Undertakings.
(a)     The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 5, 2017.
ATMOS ENERGY CORPORATION

By: /s/ CHRISTOPHER T. FORSYTHE
Christopher T. Forsythe
Senior Vice President and
Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kim R. Cocklin and Christopher T. Forsythe, or either of them acting alone or together, as his true and lawful attorney-in-fact and agent, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ ROBERT W. BEST Robert W. Best	Chairman of the Board	May 5, 2017
/s/ KIM R. COCKLIN Kim R. Cocklin	Chief Executive Officer and Director (Principal Executive Officer)	May 5, 2017
/s/ MICHAEL E. HAEFNER Michael E. Haefner	President and Chief Operating Officer (Principal Operating Officer) and Director	May 5, 2017
/s/ CHRISTOPHER T. FORSYTHE Christopher T. Forsythe	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 5, 2017
/s/ RICHARD M. THOMAS Richard M. Thomas	Vice President and Controller (Principal Accounting Officer)	May 5, 2017
/s/ KELLY H. COMPTON Kelly H. Compton	Director	May 5, 2017
/s/ RICHARD W. DOUGLAS Richard W. Douglas	Director	May 5, 2017
/s/ RUBEN E. ESQUIVEL Ruben E. Esquivel	Director	May 5, 2017

/s/ RAFAEL G. GARZA Rafael G. Garza	Director	May 5, 2017
/s/ RICHARD K. GORDON Richard K. Gordon	Director	May 5, 2017
/s/ ROBERT C. GRABLE Robert C. Grable	Director	May 5, 2017
/s/ NANCY K. QUINN Nancy K. Quinn	Director	May 5, 2017
/s/ RICHARD A. SAMPSON Richard A. Sampson	Director	May 5, 2017
/s/ STEPHEN R. SPRINGER Stephen R. Springer	Director	May 5, 2017
/s/ RICHARD WARE II Richard Ware II	Director	May 5, 2017

Pursuant to the requirements of the Securities Act of 1933, the Qualified Retirement Plans & Trusts Committee, as administrator of the Plan, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 5, 2017.

QUALIFIED RETIREMENT PLANS
& TRUSTS COMMITTEE

By: /s/ CHRISTOPHER T. FORSYTHE
Christopher T. Forsythe, Chairman

INDEX TO EXHIBITS

Exhibit No.	Description

4.1
Restated Articles of Incorporation of Atmos Energy Corporation---Texas (previously filed as Exhibit 3.1 to Atmos Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and incorporated herein by reference)

4.2
Restated Articles of Incorporation of Atmos Energy Corporation---Virginia (previously filed as Exhibit 3.2 to Atmos Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and incorporated herein by reference)

4.3
Amended and Restated Bylaws of Atmos Energy Corporation (as of September 28, 2015) (previously filed as Exhibit 3.1 to Atmos Energy’s Current Report on Form 8-K dated September 28, 2015 and incorporated herein by reference)

4.4
Specimen Common Stock Certificate (Atmos Energy Corporation) (previously filed as Exhibit 4.1 to Atmos Energy’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 and incorporated herein by reference)

5.1*	Opinion of Phillip L. Allbritten, Associate General Counsel and Assistant Corporate Secretary of Atmos Energy Corporation

15.1	Letter of Ernst & Young LLP Regarding Unaudited Interim Financial Information

23.1	Consent of Ernst & Young LLP

23.2	Consent of Whitley Penn LLP

23.3**	Consent of Phillip L. Allbritten, Associate General Counsel and Assistant Corporate Secretary of Atmos Energy Corporation

24.1	Power of Attorney (see signature pages of this Registration Statement)

________________________

*
The registrant undertakes that it has submitted or will submit the Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner for a determination on its tax-qualified status and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

**	Exhibit 23.3 is contained in Exhibit 5.1.